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GUIDANCE SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

SHAWN H. MCCREIGHT JOHN P. COLBERT JONATHAN R. MATHER MICHAEL J. MCCONNELL ROBERTO MEDRANO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 01, 2016

Founder Urges Shareholders of Guidance Software, Inc. to Help Improve Company

Company Promises “Progress” but Stock Value Continues to Decline

Shawn H. McCreight, the founder and largest stockholder of Guidance Software, Inc., today announced the release of the below letter to fellow stockholders.

Dear Fellow Stockholders,

PASADENA, CA—(Marketwired - April 01, 2016) -

I founded Guidance Software, Inc. (“Guidance” or the “Company”) in 1997 with the goal of creating new technologies to help forensic and cyber-security investigators work with unprecedented power and speed. Thanks to the employees of Guidance and the tireless efforts of law enforcement, we and our children are all safer as a result. Guidance’s enterprise products now reach over 25 million endpoints, and our software and methods are the gold standard for forensic, cyber-security and eDiscovery investigations worldwide. I am also the Company’s largest stockholder, owning approximately 30% of the outstanding shares.

I believe that it is the responsibility of every Director to focus all of their attention on independence, value creation and ethical governance. Late in 2015, when I made it clear to the Board that I no longer felt that they were acting according to those principles, I was removed as an employee of the Company.  Thereafter, the Board created a special committee to exclude me as a Director from certain Board proceedings. In reaction to this, I proposed a slate of 5 new Directors for consideration by the Board. The Board refused to add a single candidate from my slate for the upcoming election, and instead expanded the Board by adding two new Directors of their own choosing.

As a result, on March 30, 2016, I filed a definitive proxy seeking to replace a majority of the current Directors. I put a spotlight on the 46% drop in value that the stockholders have suffered from the beginning of 2015 until I announced this proxy contest on February 10, 2016. The Company says that it does not wish to return to the past, and I could not agree more. Our slate is a fresh start, with a balance of engineering, industry, financial and executive experience, to guide the Company to success and produce the best outcome for stockholders.

Entrenchment: On March 24, 2016, after the record date, the Board used shares set aside for the employee incentive program to create “golden parachutes” to potentially transfer substantial stockholder wealth to three executives in the event we win this contest. I believe that the Board should provide oversight for management, not guarantee a small set of executives a huge equity payout, if stockholders make an informed choice.

No guidance for 2016:  On the February 11, 2016 earnings call, the Company’s CEO said “I am excited about the growth opportunity in 2016” but then refused to give guidance for the year, citing “recent uncertainties”. For prospective investors and current stockholders to assess the value of investing in Company stock and the performance of the Board and management team, they must understand the plan and financial forecast for the business. Our slate, upon a favorable stockholders’ vote, would give immediate financial guidance to the market.  In addition, we believe that the stockholders should insist that the Company report the results of operations for the first quarter of 2016.

Lawsuit:  On March 20, 2016 the Company served me with a lawsuit claiming that I am “disparaging” them in this proxy contest. I am not intimidated by this lawsuit and I hope that this move makes it clear to stockholders the amount of Company resources the Board is prepared to waste in order to protect itself, and protect what we believe is a poorly performing CEO. We see this as yet another example of the Board spending Company capital for matters that have nothing to do with Company growth or performance.

I am asking for your help to turn this Company around. By voting for my slate, the stockholders will receive a fresh start for the Board, proper Company alignment with market opportunities, ethical governance, and a real opportunity to capture the value that we all know lies within GSI’s brand equity, cutting-edge technology and market presence that has been built over the last 19 years.

Additional Information and Where to Find It

Shawn H. McCreight is the largest stockholder and founder of Guidance Software Inc. (the “Company”). Mr. McCreight, John P. Colbert, Jonathan R. Mather, Michael J. McConnell and Roberto Medrano (together, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy card to be used in connection with the Participants’ solicitation of proxies from the stockholders of the Company for use at the Company’s 2016 annual meeting of stockholders (the “Proxy Solicitation”). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. The definitive proxy statement and an accompanying GOLD proxy card are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in Annexes I and II to the definitive proxy statement filed by the Participants with the SEC on March 30, 2016. This document can be obtained free of charge from the SEC’s website at http://www.sec.gov/.

Contacts (Investors or Press)
Please send your name and contact information to
Shawn H. McCreight
shawn.mccreight@gmail.com